POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, The Investment House Funds, a business trust organized under the laws of the State of Ohio (hereinafter referred to as the "Trust"), periodically files amendments to its Registration Statement with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, as amended; and

WHEREAS, the undersigned is the President of the Trust;

NOW, THEREFORE, the Trust hereby constitutes and appoints DONALD S. MENDELSOHN, BO J. HOWELL, CAROL J. HIGHSMITH, and COURTNEY E. MOORE, and each of them, its attorneys for it and in its name, place and stead,  to execute and file any Amendment or Amendments to the Trust's Registration Statement, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as it might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 28th day of September, 2017.

/s/ Timothy J. Wahl
Timothy J. Wahl, President

STATE OF CALIFORNIA	)
	)	ss:
COUNTY OF LOS ANGELES	)

Before me, a Notary Public, in and for said county and state, personally appeared Timothy J. Wahl, known to me to be the person described in and who executed the foregoing instrument, and who acknowledged to me that he executed and delivered the same for the purposes therein expressed.

WITNESS my hand and official seal this 28th day of September, 2017.

/s/ James Blanchard
Notary Public

My commission expires: September 20, 2021